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                                                                   EXHIBIT 99.1

                PHONE.COM ENABLES WAP-BASED SYNCHRONIZATION OF
             PERSONAL INFORMATION THROUGH ACQUISITION OF PARAGON
                                 SOFTWARE LTD

Paragon's Over-the-Air Mobile Device Synchronization Technology to be Integrated with Phone.com's WAP-Compatible UP.Browser and UP.Link Server Suite

NEWBURY, United Kingdom and REDWOOD CITY, Calif. (February 8, 2000)--Phone.com, Inc., (Nasdaq:PHCM) a leading provider of mobile Internet software and services, today announced it has signed a definitive agreement to acquire Paragon Software Ltd for approximately $500 million in stock. Headquartered in Newbury, United Kingdom, Paragon Software is a pioneer of synchronization technology allowing PC-based personal information to be easily transferred to mobile devices. Paragon Software's product, FoneSync(TM), enables users of PC and Internet-based personal organizers such as Microsoft Outlook(TM), Lotus Notes(TM), and Excite@Home to download and synchronize contact information to over 240 digital mobile phones from 20 major manufacturers including Alcatel, Ericsson, Nokia, Panasonic, Philips, Samsung, Sanyo, Siemens, and Sony.

"We have licensed our market-leading UP.Link(TM) Server Suite to over 50 wireless network operators worldwide," said Alain Rossmann, chairman and chief executive officer of Phone.com. "With the acquisition of Paragon Software Ltd we add significant new value to our Wireless Application Protocol (WAP) platform by leveraging the power of data synchronization. Mobile phone users are demanding touch-of-a-button information management between the mobile phone, PC applications, and Internet information services whether or not they are on-line. The combination of Paragon Software and Phone.com will rapidly drive this technology to market."

"FoneSync is firmly established as the leader in PC to mobile phone synchronization. We have marketing agreements in place with numerous partners including Nokia, Ericsson, AT&T Wireless, Microsoft, and Lotus," said Colin Calder, chief executive officer of Paragon Software Ltd. "Extending our technology to WAP-based over-the-air synchronization will revolutionize the way people use their phones. The synergy with Phone.com's marketing, sales channels and development organization makes this a powerful combination."

This acquisition is in line with Phone.com's strategy to create the leading platform for the delivery of Internet services and personal information to mobile phones. "Paragon's success with FoneSync demonstrates the tremendous value that synchronization brings to users of mobile phones," said Alan Black, chief financial officer of Phone.com. "We will further differentiate our platform by integrating this technology into our UP.Link Server Suite and UP.Browser, adding a service which drives usage and increases customer loyalty."

In connection with the acquisition, Paragon Software's shareholders will receive approximately 3.6 million shares of Phone.com common stock, and cash payments totaling $7.5 million. The stock-for-stock transaction will be accounted for using purchase accounting and closing is anticipated to occur in the first calendar quarter of 2000. The acquisition is subject to customary closing conditions. Integration of the two companies and their products is expected to occur rapidly. Paragon Software's 63 employees will be integrated into Phone.com's engineering, marketing, and sales organizations. "Both Phone.com and Paragon Software are key suppliers to AT&T Wireless," said Kendra Vandermeulen senior vice president of product development and strategy for AT&T Wireless. "We are delighted to see them team to provide even more value to our customers by integrating their browsing and synchronization technologies."

About Paragon Software

Paragon Software's mission is to be the world's leading personalization and synchronization platform for mobile and Internet devices. Paragon Software is a pioneer of synchronization technology for mobile devices and is seen as the leading developer of synchronization software for mobile phones. Its products have been designed from the point of view of the mobile phone user and are compatible with products from the world's most prominent handset manufacturers, software vendors, carriers and Internet portals. Strong relationships and close co-operation with Lotus, Microsoft and Symantec has ensured smooth integration with users' existing desktop software.
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Paragon Software's strategic relationships include AT&T Wireless, Alcatel,
Ericsson, GoldMine, LG, Lotus, Microsoft, Mitsubishi, Nokia, Panasonic, Philips, Samsung, Sanyo, Siemens, Sony, Symantec, and Vodafone Ltd. Paragon Software has offices in Newbury, UK (Headquarters), Nashua, New Hampshire, USA and San Jose, California, USA.

About Phone.com

Phone.com, Inc. (Nasdaq:PHCM) is a leading provider of software and services that enable the delivery of Internet-based information services to mass-market wireless telephones. Using its software, wireless subscribers have access to Internet- and corporate intranet-based services, including Email, news, stocks, weather, travel and sports. In addition, subscribers have access via their wireless telephones to network operators' intranet-based telephony services, which may include over-the-air activation, call management, billing history information, pricing plan subscription and voice message management. Phone.com is headquartered in Silicon Valley, California and has regional offices in Belfast, Copenhagen, London and Tokyo. Visit http://www.phone.com for more information

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Phone.com's limited operating history, potential fluctuations in Phone.com's operating results, uncertainties related to Phone.com's long sales cycle and reliance on a small number of customers, Phone.com's dependence on the acceptance of its products by network operators and wireless subscribers, Phone.com's ability to adequately address the rapidly-evolving market for delivery of Internet-based services through wireless telephones, the need to achieve widespread integration of Phone.com's browser in wireless telephones, competition from companies with substantially greater financial, technical, marketing and distribution resources and the ability of Phone.com to manage a complex set of engineering, marketing and distribution relationships. Further information regarding these and other risks are included in Phone.com's Form 10-Q for quarter ended September 30, 1999, in its prospectus dated November 16, 1999 and in its other filings with the Securities and Exchange Commission.

                                     # # #

FoneSync is a trademark of Paragon Limited Software. Phone.com, the Phone.com name and logo, MyPhone and the family of terms carrying the "UP." prefix are trademarks of Phone.com, Inc. All Rights Reserved. All other company, brand and product names may be marks that are the sole property of their respective owners.

For further information:

Contact Phone.com Worldwide Public Relations
--------------------------------------------
For Investor Relations contact:

Phone.com, Inc.                                   The Carson Group
Alan Black                                        Bonnie McBride
Chief Financial Officer                           Managing Director
+1 650 817 1447                                   +1 415 617 2540
investor@corp.phone.com
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